CALAMOS INVESTMENT TRUST

AMENDMENT NO. 1

TO

THE FOURTH AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

AMENDMENT NO. 1 to the Fourth Amended and Restated Agreement and Declaration of Trust dated as of May 15, 2012, (the “Declaration of Trust”) of Calamos Investment Trust (the “Trust”), made as of the 26th day of February, 2013.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

WHEREAS, Article IV, Section 4.1 of the Declaration of Trust provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof; and

WHEREAS, the Trustees have previously established and designated thirteen Sub-Trusts of the Trust (the “Series”), being Calamos Blue Chip Fund, Calamos Convertible Fund, Calamos Growth and Income Fund, Calamos Global Growth and Income Fund, Calamos Growth Fund, Calamos Market Neutral Income Fund, Calamos High Income Fund, Calamos Value Fund, Calamos International Growth Fund, Calamos Global Equity Fund, Calamos Total Return Bond Fund, Calamos Evolving World Growth Fund and Calamos Discovery Growth Fund;

WHEREAS, on February 25, 2013, the Trustees approved by unanimous consent to change the names of the Sub-Trusts as follows: “Calamos Blue Chip Fund” to “Calamos Focus Growth Fund”; and

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 1 to the Declaration of Trust (the “Amendment”);

NOW, THEREFORE, effective March 1, 2013, the Declaration of Trust is hereby amended as follows:

I. The first paragraph of Article IV, Section 4.2 (other than subsections (a) through (m) thereof) of the Declaration of Trust is hereby amended to read in pertinent part as follows:

“Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate thirteen Sub-Trusts:

Calamos Focus Growth Fund

Calamos Convertible Fund

Calamos Growth and Income Fund

Calamos Global Growth and Income Fund

Calamos Growth Fund

Calamos Market Neutral Income Fund

Calamos High Income Fund

Calamos Value Fund

Calamos International Growth Fund

Calamos Global Equity Fund

Calamos Total Return Bond Fund

Calamos Evolving World Growth Fund

Calamos Discovery Growth Fund

each of which shall have five classes of Shares, designated Class A, Class B, Class C, Class I, and Class R or such classes as may from time to time be established and designated. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”

The undersigned hereby certifies that Amendment No. 1 to the Fourth Amended and Restated Agreement and Declaration of Trust set forth above has been duly adopted in accordance with the provisions of the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has hereto set his hand as of the day and year first above written.

By:	/s/ J. Christopher Jackson

Name:	J. Christopher Jackson
Title:	Secretary

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